As filed with the Securities and Exchange Commission on July 3, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VERMILLION, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0595156
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12117 Bee Caves Road Building Three, Suite 100
Austin, TX	78738
(Address of Principal Executive Offices)	(Zip Code)

vermillion, inc. 2019 stock incentive plan

(Full title of the plan)

Valerie B. Palmieri

President and Chief Executive Officer

 12117 Bee Caves Road Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

0,490,0

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.001 per share	10,492,283	$0.88	$9,233,209.04	$1,119.06

(1)

Vermillion, Inc. (the “Registrant”) is registering an aggregate of 10,492,283 shares of common stock, par value $0.001 per share (the “Common Stock”), that may be issued under the Vermillion, Inc. 2019 Stock Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the plan relating to adjustments for changes resulting from a share dividend, share split or similar change.

(2)

Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The assumed price of $0.88 per share represents the average of the high and low prices of the Common Stock as reported on the Nasdaq Stock Market on June 27, 2019.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S‑8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement on Form S‑8 is filed by Vermillion, Inc. (the “Registrant”) regarding the Vermillion, Inc. 2019 Stock Incentive Plan. Documents containing the information required by Part I of the Registration Statement will be sent or given to plan participants as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

(1)	the Registrant’s annual report on Form 10‑K for the year ended December 31, 2018 and amendment no. 1 thereto, filed with the Commission on March 28, 2019 and April 29, 2019, respectively;
(2)	the Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 14, 2019;
(3)	the Registrant’s current report on Form 8‑K, filed with the Commission on (i) June 24, 2019, (ii) June 28, 2019 and (iii) July 2, 2019; and
(4)

the description of the Common Stock that is contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 6, 2010 (Registration No. 001-34810), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporate Law (the “DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.  In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person has been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expense which the Court of Chancery or other such court deems proper.  To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above, or in defending any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.  The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL are not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the directors duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.  Article VII of the Registrant’s Fourth Amended and Restated Certificate of Incorporation, as amended (the “Registrant’s Certificate of Incorporation”), provides for such limitation of liability.

Certificate of Incorporation and Bylaws.  Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Fifth Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her being or having been a director or officer of the Registrant, a predecessor of the Registrant, or serves or served as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the Registrant.  The indemnification provided by the Registrant’s Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

D&O Insurance.  The Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

No.
Exhibit No.	Description

4.1

Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc. dated January 22, 2010 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 25, 2010).

4.2

Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, effective June 19, 2014 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).

4.3

Fifth Amended and Restated Bylaws of Vermillion, Inc., effective June 19, 2014 (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).

4.4	Vermillion, Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 24, 2019).

*5.1	Opinion of Sidley Austin LLP with respect to validity of issuance of securities.

*23.1	Consent of Sidley Austin LLP (included as part of Exhibit 5.1 hereto).

*23.2	Consent of BDO USA, LLP, independent registered public accounting firm.

*24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a)    The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 3rd day of July, 2019.

/s/

VERMILLION, INC.

By	/s/ Valerie B. Palmieri
Name	Valerie B. Palmieri
Title	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Valerie B. Palmieri and Robert Beechey, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Valerie B. Palmieri Valerie B. Palmieri	President and Chief Executive Officer (Principal Executive Officer)	July 3, 2019

/s/ Robert Beechey Robert Beechey	Chief Financial Officer (Principal Financial and Accounting Officer)	July 3, 2019

/s/ James T. LaFrance James T. LaFrance	Director and Chairman of the Board	July 3, 2019

/s/ James S. Burns, D.L.S. James S. Burns, D.L.S.	Director	July 3, 2019

/s/ Nancy G. Cocozza Nancy G. Cocozza	Director	July 3, 2019

/s/ Veronica G.H. Jordan, Ph.D. Veronica G.H. Jordan, Ph.D.	Director	July 3, 2019

/s/ David R. Schreiber David R. Schreiber	Director	July 3, 2019